EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our report on our audits of the balance sheets of Tamir Biotechnology, Inc. as of July 31, 2010 and 2009 for the years then ended and on the statements of operations, stockholders' equity (deficiency) and cash flows and for the period from August 24, 1981 (date of inception) to July 31, 2010, included in this annual report on Form 10-K for the year ended July 31, 2010, dated October 29, 2010 expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the Company’s ability to continue as a going concern.  We consent to the incorporation by reference of our report in the Registration Statements on Form S-8 (SEC File Nos. 33-81308, 333-110074 and 333-112866), and on Form S-3 (SEC File No. 333-112865 and 333-136678) previously filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

/s/ J.H. Cohn LLP

Roseland, New Jersey
October 29, 2010